Exhibit 99.1

March 2, 2016	Contact: Scot Hoffman (973) 802-2824

Prudential completes purchase agreement with ILC to acquire ownership stake in AFP Habitat in Chile

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that it has completed the purchase from Inversiones La Construcción S.A. (ILC), the investment subsidiary of the Chilean Construction Chamber, of an indirect ownership interest in Administradora de Fondos de Pensiones Habitat S.A. (AFP Habitat), a leading provider of retirement services in Chile. AFP Habitat trades under the symbol HABITAT on the Santiago Stock Exchange. Prudential indirectly acquired approximately 40 percent of AFP Habitat from ILC. Prudential acquired its indirect interest in the AFP Habitat shares from subsidiaries of ILC for 899.90 Chilean Pesos per share, for a total purchase price of approximately US$529 million at current exchange rates. Prudential and ILC now indirectly own equal controlling stakes in AFP Habitat through a joint holding company.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of December 31, 2015, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.